UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       April 5, 2011

MOVADO GROUP, INC.
(Exact name of registrant as specified in its charter)
NEW YORK
(State or other jurisdiction of incorporation)
1-16497	13-2595932
(Commission File Number)	(I.R.S. Employer Identification No.)
650 FROM ROAD, SUITE 375 PARAMUS, NEW JERSEY	07652-3556
(Address of principal executive offices)	(Zip Code)

(201) 267-8000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

By an amendment dated April 5, 2011 (“Amendment No. 1”), Movado Group, Inc. (the “Company”), together with Movado Group Delaware Holdings Corporation, Movado Retail Group, Inc. and Movado LLC, each a wholly-owned domestic subsidiary of the Company (together with the Company, the “Borrowers”), Bank of America, N.A. and Bank Leumi USA, as lenders (“Lenders”), and Bank of America, N.A., as agent,  amended the Amended and Restated Loan and Security Agreement previously entered into by and among the parties dated as of July 17, 2009 (the “Existing Loan Agreement”).

Modifications to the Existing Loan Agreement effected by Amendment No. 1  include the following:

●	The applicable margins for LIBOR rate loans and for base rate loans were reduced by 1.25%.

●	The definition of LIBOR was changed to eliminate a floor of 2.0%.

●
The unused line fee was reduced from 0.75% to 0.375% per annum times the amount by which the revolver commitments exceed the average daily balance of revolver loans and the stated amount of letters of credit. In addition, the rate to which the unused line fee is increased, for any month in which the average daily balance of revolver loans and the stated amount of letters of credit is less than 50% of the revolver commitments, was reduced from 1.0% to 0.5%.

●
The number of examinations of the Company’s books and records for which Borrowers are required to reimburse Lenders was reduced from two to one per year if certain financial conditions are met. In addition, those conditions were modified to reduce the consolidated fixed charge coverage ratio from 1.25/1.00 to 1.00/1.00 and to establish the other conditions as availability greater than $25 million and outstanding obligations of less than $15 million.

●
Borrowers are permitted to pay dividends through July 17, 2012 in an aggregate amount not to exceed (a) $4 million during any four fiscal quarters or (b) $5.5 million during the entire period from February 1, 2011 through July 17, 2012, provided that no event of default has occurred and that, for the four fiscal quarter period most recently ended prior to the proposed dividend payment date, the Borrowers have achieved an adjusted consolidated fixed charge coverage ratio of at least 1.25 to 1.0 and have pro forma availability greater than $12.5 million.

The guarantees and collateral securing the credit facility remain unchanged. The representations and warranties and events of default remain unchanged as well and, except as described above, the covenants and all other provisions of the Existing Loan Agreement remain unchanged. Amendment No. 1 is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The above description of the material terms of Amendment No. 1 is qualified in its entirety by reference to Exhibit 10.1.

Item 2.02.	Results of Operations and Financial Condition.

On April 7, 2011, Movado Group, Inc. issued a press release announcing its results for the fourth quarter and fiscal year ended January 31, 2011.  The press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this item.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 5, 2011, the Board of Directors of the Company elected Alex Grinberg and Maurice Reznik to the Board effective April 11, 2011. The size of the Company's Board of Directors was increased from eight to ten in connection with these appointments.

There are no arrangements or understandings between Mr. Grinberg or Mr. Reznik and any other person pursuant to which either was selected as a director.

Inasmuch as he will not be an independent director, Mr. Grinberg will not serve on any committee of the Board. Mr. Reznik will serve as a member of the Audit Committee.

As an independent director, Mr. Reznik will be eligible to participate in the Company’s amended and restated 2004 stock incentive plan, as amended (“SIP”).

Mr. Alex Grinberg is a beneficial owner of more than five percent of the Company’s Class A Common Stock and is the brother of Efraim Grinberg, the CEO and Chairman of the Board of the Company. In addition, Mr. Alex Grinberg is the Company’s Senior Vice President of Customer/Consumer Centric Initiatives. In fiscal 2011, he earned $290,188 in salary and, as a participant in the Company’s SIP, received an award of 3,191 shares of common stock, vesting on April 5, 2013, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.

A copy of the press release announcing the election of Mr. Grinberg and Mr. Reznik is attached as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

10.1
Amendment No. 1 to Amended and Restated Loan and Security Agreement dated as of April 5, 2011 by and among Movado Group, Inc., Movado Group Delaware Holdings Corporation, Movado Retail Group, Inc. and Movado LLC, as Borrowers, Bank of America, N.A. and Bank Leumi USA, as lenders, and Bank of America, N.A., as agent.

99.1	Press Release issued April 7, 2011 announcing results for the fourth quarter and fiscal year ended January 31, 2011.

99.2	Press release issued April 7, 2011 announcing election to the Board of Directors of Alexander Grinberg and Maurice Reznik.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 7, 2011
MOVADO GROUP, INC.
By:	/s/ Timothy F. Michno
Name: Timothy F. Michno Title: GT Title: General Counsel